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                                                                   EXHIBIT 10.16

                                  AMENDMENT TO
                             THE QUANEX CORPORATION
                             1978 STOCK OPTION PLAN


                 THIS AGREEMENT by Quanex Corporation (the "Company"),

                              W I T N E S S E T H:

                 WHEREAS, the Board of Directors of the Company previously adopted the plan agreement known as the "Quanex Corporation 1978 Stock Option Plan" (the "Plan"); and

                 WHEREAS, the Board of Directors of the Company retained the right in Section 13 of the Plan to amend the Plan from time to time; and

                 WHEREAS, the Board of Directors of the Company has approved the following amendment to the Plan;

                 NOW, THEREFORE, the Board of Directors of the Company agrees that Section 10 of the Plan is hereby amended, effective with respect to both Options outstanding on the date of the adoption of this Amendment and all Options issued in the future under this Plan, as follows:

                 10. EFFECT OF TERMINATION OF EMPLOYMENT OR DEATH. If, prior to the date that any portion of an option shall first become exercisable, the participant's employment with the Company and its subsidiaries shall be terminated, with or without cause, for any reason other than the death, permanent disability, or retirement of the participant, the participant's right to exercise any portion of that option shall terminate and all rights thereunder shall cease.

                 On or after the date that any portion of an option shall first become exercisable, to the extent such rights shall not previously have been exercised, the option shall terminate and become null and void on the last day of the three month period commencing on the date of termination of the participant's employment, whether voluntary or involuntary, whether with or without cause, for any reason other than the death, permanent disability, or retirement of the participant, during which period the participant shall be entitled to exercise the option in respect of the number of shares that the participant would have been entitled to exercise such option had the participant exercised the option right on the date of such termination of employment.
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                 In the event of the death, permanent disability, or retirement of a holder of an option, before the date of expiration of such option, such option shall continue fully in effect, including provisions providing for subsequent vesting of such option, and shall terminate on the date of expiration of the option notwithstanding any provision to the contrary in the optionee's option agreement. After the death of the optionee, his executors, administrators or any person or persons to whom his option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the termination of the option to exercise the option, in respect to the number of shares that the optionee would have been entitled to exercise if he were still alive.

                 In any event, a participant's option will terminate on the last day of the ten year period commencing on the date of grant.

                 This Amendment shall be effective as of December 8, 1994; provided that it shall not be effective as to any Option held by a person that is subject to the reporting and liability provisions of Section 16(a) or
Section 16(b) of the Securities Exchange Act of 1934 unless and until the Amendment is approved by the holders of a majority of the outstanding shares of Common Stock of the Company.


Dated:  October 20, 1994




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